GOLD COAST FINANCE, INC.


                    16853 Northeast Second Avenue, Suite 401
                        North Miami Beach, Florida 33162


                                January 26, 1996



LMI Acquisition Corp.
401 City Avenue, Suite 725
Bala Cynwyd, Pennsylvania   19004

         RE: Agreement and Plan of Merger by and between LMI Acquisition Corp. and Gold Coast Finance, Inc. dated May 19, 1995, as amended from time to time (the "Agreement")

Gentlemen:

         This will confirm that any shares of Series A $4 Convertible Preferred Stock of LMI purchased upon conversion of the Debentures sold pursuant to the Securities Purchase Agreement dated January _____, 1996 shall be treated for all purposes under the Agreement as if the shares were part of the "Equity Funding" as defined in Section 8.2 of the Agreement. In addition, the shares shall be also deemed to be part of the "Private Placement," as defined in Section 3(ii) of the Investment Banking Advisor Agreement.

                                                      Very truly yours,

                                                      GOLD COAST FINANCE, INC.



                                                      By:  /s/ Mark Margolis

AGREED TO:

LMI ACQUISITION CORP.



By: /s/ David Alperin